Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02

U.S. Floorplan Securitization December 2020

U.S. Floorplan Securitization Free Writing Prospectus Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. 2

U.S. Floorplan Securitization Portfolio Overview • Ford Credit has been financing dealer vehicle inventory since 1959 and securitizing floorplan receivables since 1991 Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for customers. Year-to-date November 2020, Ford and Lincoln had approximately 3,170 dealers Over the past five years, Ford Credit financed 74% to 76% of U.S. Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles, and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses, primarily driven by strong risk management practices and servicing: • • • • - Continuous dealer monitoring of financial health, payment performance, vehicle collateral status and risk-based on-site inventory audits Use of proprietary risk rating assessment and behavioral scoring models Intensifying risk management actions as dealer risk increases Leveraging access to dealer information through Ford relationship - - - 3 Confidential

U.S. Floorplan Securitization Trust Overview • Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 55 series Ford Credit offers floorplan asset-backed securities through various channels: • - - - Publicly-registered transactions Rule 144A transactions Other private transactions 4

U.S. Floorplan Securitization Performance Overview Floorplan Portfolio Net Losses/(Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses/(Recoveries) as a Percent of Average Principal Balance accept reassignment of receivables from “status” accounts 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% (0.004)% 2015 (0.004)% 2017 (0.008)% 3Q20 YTD 2015 2016 2017 2018 2019 3Q19 YTD 3Q20 YTD 2016 2018 2019 3Q19 YTD Trust Pool 3-Month Average Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings Memo: 65% was 29.9% in February 2005 p IV 55% p III 45% p II 35% p I ng) 25% 0% 15% Dec-15 Dec-16 Dec-17 Dec-18 Dec-19 3Q20 YTD Jan-16 Jul-16 Jan-17 Jul-17 Jan-18 Jul-18 Jan-19 Jul-19 Jan-20 Jul-20 * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days’ supply derived from payment rate 5 Confidential Payment Rate Percent of Principal Balance Days Supply** Payment rate triggers 49 120 143 Lowest 3-Month Average Payment Rate 100% ) Other Grou (Poor Grou Grou Grou (Stro 90% 80% 70% 60% 50% 40% 30% 20% 10% 0.202% 0.046% 0.004% 0.040% No Trust losses realized since inception because depositors elected to Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009

U.S. Floorplan Securitization Historical Trust Balance vs. Required Pool Balance ($B) Trust Balance (excluding EFA) Required Pool Balance Cash funding required as a result of low Trust balance* $14.9 $12.8 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Mar-19 Sep-19 Mar-20 Sep-20 * Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs). The most recent funding of the EFA occurred in November 2020 (not shown). 6

U.S. Floorplan Securitization Structure Overview Credit enhancement in the floorplan securitization program includes: • • • • Subordination of junior notes Available subordinated amount Cash reserve (0.50% of notes) Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits - Dealer concentration (5% for AutoNation) 2% 0.0 Total Class A Hard Credit Enhancement 24.44% * As of September 30, 2020 7 Concentration Incremental Limit Subordination* ($M) - Ineligible receivables N/A $ 24.8 - Used vehicle concentration 20% 0.0 - Fleet concentration 4% 0.0 - Medium/Heavy truck concentration 2% 0.0 - Manufacturer concentration 10% 0.0 (2% for lower-rated manufacturers) T otal: $ 24.8 Class A notes (“AAA”) % of Pool Balance Allocated to Series 76.00% 4.50% 4.00% 3.00% 12.50% Class B notes (“AA”) Class C notes (“A”) Class D notes (“BBB”) Available Subordinated Amount Reserve Account 0.44% Excess Spread

U.S. Floorplan Securitization Key Series Triggers • Enhancement Step-Up Trigger - If average monthly principal payment rate for the three preceding collection periods is less than 25%, subordination or reserve fund increases by four percentage points • Amortization Triggers - - Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency or similar events relating to the depositor, the issuer, Ford Credit or Ford Motor Company - - 8

U.S. Floorplan Securitization Outstanding Series* Private Variable Funding Notes 144A Term Series Series 2006-1, 2014-5 2015-3, 2016-2 Amount Outstanding ($B) Senior Hard Enhancement (AAA Notes) Maturity Ranges $0.0 25.75% November 2020 - May 2022 $1.1 24.27% June 2022 - March 2023 Trust Balance ($B) • Private Variable Funding Notes (VFN) are used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity Total VFN capacity of $3.4 billion Total Trust balance of $14.9 billion Unfunded Assets $2.1 Existing Subordination $1.7 • • * As of September 30, 2020 Total Funding $11.1 9 $14.9 Public Term Series 2017-3, 2018-1, 2018-2, 2018-3, 2018-4, 2019-1, 2019-2, 2019-3, 2019-4, 2020-1, 2020-2 $10.0 24.35% - 25.35% May 2021 - November 2028

U.S. Floorplan Risk Management

U.S. Floorplan Risk Management Underwriting and Credit Review Process • A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer or dealer group including: • - - - - Business, legal and operations structure, including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet • • Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business The financed vehicles are the primary collateral for dealer floorplan loans; however, for many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer-adjusted net worth and real estate equity Due to the ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, at least annually, following the similar process utilized to evaluate new dealer account originations • • 11 Confidential

U.S. Floorplan Risk Management Dealer Risk Rating Assessment • Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers and assigns risk ratings For purposes of securitization-related disclosure, dealer risk ratings are categorized into groups: • Group Description Strong to superior financial metrics Fair to favorable financial metrics Marginal to weak financial metrics Poor financial metrics, may be uncollectible Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer I II III IV Other • Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in August 2019; the model is validated regularly to ensure the integrity and performance and is updated if necessary • 12 Confidential

U.S. Floorplan Risk Management Dealer Monitoring Strategy Dealers No Further Action Watch Report ICU Status 13 Confidential Liquidation MAR Directed Action Plans Monitor Monthly Accounts Rating (MAR) Monitor •Payoffs •Aged Inventory •Over-line Report •Financial Statements •Double Flooring Monthly Accounts Rating •Assess dealer risk and determine action plans Watch Report – Medium to High Risk •Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Intensive Care Unit (ICU) – High Risk •More experienced risk team •Increased intensity surrounding action plans and timelines Status •On-site control •Focus on asset protection Liquidation •Focus on loss mitigation

U.S. Floorplan Risk Management U.S. Floorplan Audits, Monitoring & Status Processes receive advance notice of an audit guarantors, increase the dealer’s floorplan interest rate and initiate legal action 14 Confidential •A status is declared when a dealer does not satisfy a sold-out-of-trust condition discovered during an audit, fails to pay principal or interest payments, files bankruptcy, or other circumstances arise that warrant immediate action •Once a status is declared, Ford Credit may suspend credit lines, maintain personnel on site, collect titles and keys, secure dealer inventory, issue payment demand letters, obtain liens on property of •If a status situation can not be resolved, Ford Credit will liquidate vehicles and secondary collateral to obtain the greatest value and continue collection efforts against personal/corporate guarantors Dealer Status Procedures •Ford Credit has business center employees dedicated to dealer monitoring, including dealer fraud, utilizing a robust suite of monitoring tools and models. If issues are discovered, Ford Credit may: -Increase audit frequency or schedule an immediate on-site audit -Require curtailments, or monthly principal payments on aged inventory -Suspend credit lines -Verify cash balances/perform an in-depth validation of the accuracy and completeness of the dealership financial statements -Meet with the owners/guarantors -Increase the dealer’s risk rating to trigger more extensive monitoring Dealer Monitoring •A dealer’s risk rating determines the frequency of on-site vehicle inventory audits •Ford Credit engages a vendor to perform on-site vehicle inventory audits and dealers generally do not •Audits are generally reconciled same day and immediate payment is required for any sold vehicle Inventory Audits

U.S. Floorplan Risk Management Captive Finance Company Benefits Ford Credit Ford 2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables System 1. 3. Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives Dealer pays off floorplan receivables 15 Confidential Dealer North American Vehicle Information Dealer Floorplan Receivables System •Integrated systems enable real time controls •Captive finance company benefits include: -Access to monthly dealer financial statements that allow monitoring of dealer financial strength -Dealer monitoring by both Ford and Ford Credit -Joint Ford and Ford Credit discussions with dealers on various aspects of the business -Comparative dealership benchmarking between dealerships of like size or in similar markets

Appendix

Appendix – Floorplan U.S. Floorplan Portfolio Performance Ford Credit Portfolio * Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated ** Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. This loss experience takes into account financial assistance provided by Ford to dealers in limited instances. If Ford does not this assistance in the future, the loss experience of Ford Credit’s dealer floorplan portfolio may be adversely affected. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit’s interest in those assets, the net losses experienced by the trust may be higher *** For non-annual periods, the percentages are annualized **** Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated 17 Confidential Nine Months Ended Year ended December 31, September 30, 2020 2019 2019 2018 2017 2016 2015 Average principal balance* $20,090 $24,479 $24,400 $23,250 $22,519 $22,312 $19,261 Net losses (recoveries)** ($1.3) $8.4 $9.7 $46.9 ($0.9) $0.9 ($0.7) Net losses (recoveries)/average principal balance*** (0.008)% 0.046% 0.040% 0.202% (0.004)% 0.004% (0.004)% Liquidations**** $80,819 $88,598 $118,525 $116,325 $114,264 $109,982 $108,187 Net losses (recoveries)/liquidations (0.002)% 0.010% 0.008% 0.040% (0.001)% 0.001% (0.001)%

Appendix – Floorplan U.S. Floorplan Product Features • Interest and other administrative charges are billed and payable monthly in arrears and demonstrator vehicles and less than a year for program and used vehicles Road Insurance Company and the remainder purchase it from other insurance companies 18 Confidential •Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing •Over half of the dealers purchase collision coverage through Ford Credit from The American •In-transit vehicles are covered by comprehensive insurance arranged by Ford Insurance •Ford Credit may require higher risk dealers to make monthly principal payments, or “curtailments,” on aged floorplan collateral •The amount of monthly curtailment payments is generally 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new •Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms •Principal due generally upon sale of related vehicle Payment Terms •New vehicles – 100% of invoice amount, including taxes, destination charges and dealer holdback •Auction vehicles – auction price plus auction fee, transportation and taxes •Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates

Appendix – Floorplan U.S. Floorplan Product Features (Cont.) • In June 2020, Ford Credit instituted a prime floor rate of 4.00% • Not a strict credit limit, and Ford Credit typically permits dealers to exceed their new vehicle • Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels • Strict credit limit; Ford Credit generally does not allow dealers to exceed their used vehicle credit * In-transit floorplan receivable is created at vehicle shipment to dealer ** New floorplan receivable is created on the date the vehicle is delivered to the dealer 19 Confidential •Based on a 30-to 45-day vehicle supply depending on dealer risk rating lines without specific approval Used Vehicle Lines •Based on a 60-day vehicle supply credit lines for business reasons, including seasonal variations in sales patterns New Vehicle Lines** •Prime rate plus a spread (which may be negative) agreed upon by Ford and Ford Credit •The spread has ranged from approximately -0.70% to 2.60% per annum over the past five years In-transit Vehicle Adjustment Fee* •Current spreads generally range from 1% to 2% for both new and used vehicles •Floorplan rates are not risk based Floorplan Interest Rate

Appendix – Floorplan U.S. Floorplan Trust Legal Structure Ford Motor Company Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) Clayton Fixed Income Services LLC (Asset Representations Reviewer) The Bank of New York Mellon (Indenture Trustee) Wells Fargo Bank, N.A. (Back-up Servicer)* US Bank (Owner Trustee) Outstanding Series * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-" from Standard & Poor’s and "Baa3" from Moody's 20